EX-99(12)(b)

PRIVILEGED AND CONFIDENTIAL

November 12, 2012

Jacob Funds, Inc.
Jacob Funds II
653 Manhattan Beach Blvd. #J
Manhattan Beach, California  90266

Re:	Reorganization to Combine a Series of a Maryland Corporation and a Series of a Delaware Statutory Trust

Ladies and Gentlemen:

Jacob Funds, Inc., a Maryland corporation (“Corporation”), on behalf of Jacob Small Cap Growth Fund, a segregated portfolio of assets (“series”) thereof (“Acquiring Fund”), and Jacob Funds II (formerly “PineBridge Mutual Funds”), a Delaware statutory trust (“Trust”), on behalf of its Jacob Small Cap Growth Fund II (formerly “PineBridge US Small Cap Growth Fund”) series (“Target”), have requested our opinion as to certain federal income tax consequences of Acquiring Fund’s acquisition of Target pursuant to an Agreement and Plan of Reorganization and Termination among them and Jacob Asset Management of New York LLC dated as of November 8, 2012 (“Agreement”).1  The Agreement contemplates the transactions comprising the “Reorganization,” i.e., (1) Acquiring Fund’s acquisition of all the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of all the Liabilities, (2) Target’s distribution of those shares pro rata to the Shareholders in exchange for their Target Shares and in complete liquidation thereof, and (3) Target’s termination as a series of Trust, all on the terms and conditions set forth in the Agreement.

In rendering this opinion, we have examined (1) the Agreement, (2) the combined Prospectus/Proxy Statement dated October 16, 2012, regarding the Reorganization that was furnished in connection with the solicitation of proxies by Trust’s board of trustees for use at a special meeting of Target’s shareholders (and shareholders of another series of Trust proposed to be reorganized into other series of Corporation) that was held on November 9, 2012, (3) the Certificates referred to below, and (4) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission, as contemplated in paragraph 6.4 of the Agreement), on the representations and warranties made in the Agreement (each, a “Representation”) and on the Certificates delivered at the Closing pursuant to paragraph 3.6(a) thereof (which certify that the Investment Companies’ respective Representations are true and correct at the Effective Time).

1  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

PRIVILEGED AND CONFIDENTIAL

Jacob Funds, Inc.
Jacob Funds II
November 12, 2012

We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on all the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion is as follows:

(1) Target’s transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(D)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities, pursuant to sections 361(a) and 357(a), respectively, or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares, pursuant to section 361(c)(1);

(3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities, pursuant to section 1032(a);

(4) Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, pursuant to section 362(b), and Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period), pursuant to section 1223(2);

2  “Section” references are to the Code.

PRIVILEGED AND CONFIDENTIAL

Jacob Funds, Inc.
Jacob Funds II
November 12, 2012

(5) A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization, pursuant to section 354(a);

(6) A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares, pursuant to section 358(a)(1), and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time, pursuant to section 1223(1); and

(7) Acquiring Fund will succeed to and take into account as of the Effective Time the items of Target described in section 381(c), subject to the conditions and limitations specified in sections 381, 382, 383, and 384 and the Regulations.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

PRIVILEGED AND CONFIDENTIAL

Jacob Funds, Inc.
Jacob Funds II
November 12, 2012

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the Reorganization if either Fund is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,

/s/ K&L Gates LLP

K&L GATES LLP